                                                                   Exhibit 10.15


                                 SUPPLEMENT TO
                          TRADEMARK LICENSE AGREEMENT
                                 STANDARD TERMS


A.    Licensee:                           Auburn Hosiery Mills, Inc.
                                          124 East 38th Street
                                          New York, New York 10016-2693
                                          Attn:  Mr. Kevin Angliss
                                          Phone:  212-532-0404
                                          Fax:    212-689-3874

B.    Wilson:                             Wilson Sporting Goods Co.
                                          8700 W. Bryn Mawr Ave.
                                          Chicago, IL  60631
                                          Attn:  GM, Team Sports
                                          Phone:  773-714-6868
                                          Fax:    773-714-4590

C.    Trademarks:                         Wilson (script), "W" (script) (see
                                          Exhibit A)

D.    Authorized Goods:                   Sport socks

E.    Territory - Countries:              In North America ---- the fifty United
                                          States (specifically excluding
                                          territories and possessions);

                                          In Europe ----    Austria, Belgium,
                                                            Denmark, Finland,
                                                            France, Germany,
                                                            Greece, Ireland,
                                                            Italy, Luxembourg,
                                                            Netherlands, Norway,
                                                            Portugal, Spain,
                                                            Sweden, Switzerland,
                                                            and the United
                                                            Kingdom (See Part
                                                            T.3 below)

      Territory - Trade Channels:         All, except the golf and tennis pro
                                          and specialty markets

F.    Term:                               January 1, 1998 - December 31, 2002

                                          Option to Renew: If Licensee's Net
                                          Sales over the first 4 years of the
                                          Term meet or exceed 110% of the
                                          aggregate Target Sales for such 4
                                          years, and if Licensee is in
                                          compliance with the remaining Terms of
                                          this Agreement, then Licensee shall
                                          have the right
                                          to extend the Term for an additional 5
                                          years by giving Wilson written notice
                                          of Licensee's election to renew by
                                          January 1, 2002 (along with the
                                          evidence which demonstrates that
                                          Licensee has met the renewal
                                          conditions).

G.    Exclusivity/Non-Exclusivity:        This license is exclusive in the
                                          Territory.

H.    Contract Years:                     Calendar Years; See Paragraph 4

I.    Percentage Royalty:                 In each Contract Year, the Percentage
                                          Royalty shall be:

                                        Annual Sales                  Percentage
                                        ------------                  ----------
                                        $0 - $15,000,000:             6.0%, plus
                                        $15,000,001 - $20,000,000:    5.5%, plus
                                        $20,000,001 - $25,000,000:    5.0%, plus
                                        $25,000,001 and up:           4.0%

For example: If Licensee's Net Sales of Authorized Goods in a Contract Year are $50,000,000, then the royalty due Wilson on such $50,000,000 of sales shall be $2,425,000. Each royalty percentage applies only to the increment of sales as indicated.

J.    Target Sales and Target Royalty:


                                          Target Sales            Target Royalty
                                          ------------            --------------
      Contract Year 1998                  $48,000,000             $2,345,000
      Contract Year 1999                  $50,000,000             $2,425,000
      Contract Year 2000                  $52,000,000             $2,505,000
      Contract Year 2001                  $54,000,000             $2,585,000
      Contract Year 2002                  $56,000,000             $2,665,000

      Extension Years (if applicable):

      Contract Year 2003                  $60,000,000             $2,825,000
      Contract Year 2004                  $62,000,000             $2,905,000
      Contract Year 2005                  $64,000,000             $2,985,000
      Contract Year 2006                  $66,000,000             $3,065,000
      Contract Year 2007                  $68,000,000             $3,145,000

K.    Guaranteed Royalty:                 The Guaranteed Royalty shall be 60% of
                                          the Target Royalty for a Contract
                                          Year:

                                          Guaranteed Royalty
                                          ------------------
      Contract Year 1998                  $1,407,000
      Contract Year 1999                  $1,455,000
      Contract Year 2000                  $1,503,000
      Contract Year 2001                  $1,551,000
      Contract Year 2002                  $1,559,000

      Extension Years (if applicable):

      Contract Year 2003                  $1,695,000
      Contract Year 2004                  $1,743,000
      Contract Year 2005                  $1,791,000
      Contract Year 2006                  $1,839,000
      Contract Year 2007                  $1,887,000

L.    Quarters (for payments and reports):       Calendar Quarters

M.    Key-Man (Par. 9[c]):                       Mr. Kevin Angliss and Mr.
                                                 Donald J. Murphy

N.    Advertising Percentage (Par. 12[b]):       N/A

O.    Sales Meeting Participation (Par. 12[e]):  N/A

P.    Trade Show Booth Space (Par. 12[f]):       Applicable

Q.    Non-Compete Restrictions (Par. 19):        The non-competition
      restrictions stated in Paragraph 19 of the Standard Terms shall apply to Licensee and any of Licensee's affiliated who utilize in their operations any of the resources (e.g., manufacturing facilities, management personnel, sales personnel, service personnel or functions, etc.) which Licensee utilized under this license. In other words, Licensee and Wilson have agreed that Wilson shall have a right of termination if Licensee's operation under this license is not wholly separate and distinct (as if it were a non-affiliate) from the operation of any affiliated entity which makes or distributes socks or other sporting goods under a sports brand name. The sole exceptions to this non-competition clause are: [1] Licensee's ability to continue to make and distribute sport socks under the Converse(R)name; [2] Licensee's ability to sell, in Europe only, Dunlop(R)sport socks at price points and in trade channels which are not competitive with Licensee's current Wilson-brand socks business in Europe. This non-competition between the Wilson and Dunlop sock lines shall be a material condition of Licensee's ability to maintain the right to distribute Wilson-branded socks in Europe under this license; and [3] Licensee's ability to supply private label sport socks to retailers, so long as the private label line is not offered, sold or positioned by Licensee in a way which competes against the offer, sale and positioning the Wilson-brand sock line.

R.    Copies of Notices (Par. 20[b]):

            If to Wilson:                 Addressed to Wilson (as above)
                                          Attention:  General Counsel
                                          Fax:  312-714-4557

            If to Licensee:               Same as above address

S.    Jurisdiction (Par. 20[d]):          State of Illinois

T.    Other Supplemental Provisions:

            1. Rights of Termination for Failure to Meet Certain Sales Levels. This paragraph amends Paragraph 9[d] of the Standard Terms. Wilson and Licensee acknowledge that the Guaranteed Royalty figure has been set at a significantly discounted percentage of the Target Royalty set forth above, in light of the current level of Licensee's business with Wilson-brand product. The parties also acknowledge that if actual annual sales of Authorized Goods were significantly below the Target Sales, then Wilson should have an option to terminate this relationship. Therefore, Wilson shall have the right to terminate this Agreement within 60 days after receiving an annual report of sales from Licensee, which reports that Licensee's sales for that Contract Year were less than 60% of the Target Sales figure set forth in Part J above. In addition, Wilson shall have the right to terminate the Agreement within 60 days after receiving an annual report of sales from Licensee, which ---- when combined with Licensee's two immediately preceding annual reports of sales ---- reports that Licensee's aggregate sales of the three-year period are less than 75% of the aggregate Target Sales for that three-year period. Nothing in this paragraph shall restrict Wilson's right to receive full payments of Guaranteed and Percentage Royalties under Paragraph 6 of the Standard Terms and the other provisions of this Agreement; Provided, that if Wilson exercises its right of termination under this Part T.1, then in this case only Licensee's obligation for Guaranteed Royalties under this Agreement shall extend for a period of 9 months following termination and the amount owed shall be pro-rated over such 9-month period. Licensee's failure to provide accurate and timely reports of sales under this paragraph shall create for Wilson a right of termination under Paragraph 7 of the Standard Terms.

            2. Territorial Allocation of Licensee's Sales. Licensee has been granted United States and European territories under this Agreement. The parties have agreed not to assign minimum royalties by country, but have agreed instead to a percentage allocation of sales. Wilson shall have the right to terminate this Agreement, within 60 days after receiving an annual report of sales from Licensee, which reports that less than 65% of Licensee's sales of Authorized Goods for that Contract Year were for distribution in the United States. Alternatively, Wilson shall have the right to terminate Licensee's ability to distribute and sell the Authorized Goods in the countries of Europe listed in Part E above in this Supplement as part of the Territory (the "European countries"), within 60 days after receiving an annual report of sales from Licensee, which reports that less than 15% of Licensee's sales of Authorized Goods for that Contract Year were for distribution in the European countries. Licensee's failure to provide accurate and timely reports of sales under this paragraph shall create for Wilson a right of termination under Paragraph 7 of the Standard Terms.

            3. European Distributor Issues. Licensee agrees to work in good faith with Wilson's distributors in the European countries listed in Part E above, as follows: If the Wilson distributor calls on accounts within the Territory not called on by Licensee (the "Incremental Accounts"), and if such distributor would like to offer Licensee's Authorized Goods to such Incremental Accounts, then Licensee shall sell Authorized Goods to the distributor for distribution. Licensee's price to the distributor shall be competitive with Licensee's prices to its other accounts in the European countries. Wilson and Licensee shall work in good faith towards an agreement on a minimum order figure which accommodates the distributors' needs without unreasonably interfering with Licensee's business operations. If Licensee shall fail to uphold its obligations in this paragraph, or if the particular Incremental Account is in a country where Licensee made no sales in the prior Contract Year, then such distributors may offer and sell a sports sock bearing the Wilson name, made by a party other than Licensee, to the Incremental Accounts. To the extent that Wilson might replace its distributor network with a sales force, or another distribution system, this paragraph shall apply to such any sales force or other distribution system.

            4. Branding Issues. Licensee agrees to cooperate reasonably with Wilson on Wilson's branding strategies in the markets where Licensee distributes the Authorized Goods. To the extent that Licensee is permitted to use any sub-brands of Wilson on the Authorized Goods, Licensee agrees that its use will be consistent with Wilson's strategies for such sub-brands.

            5. Trade Channel Development Issues. Licensee agrees to use reasonable efforts to develop sales of Authorized Goods in the sporting goods store trade channel. In 1996, Licensee reported that its sales of Authorized Goods in "quality" outlets amounted to 12.3% of its aggregate sales of Authorized Goods. Licensee agrees that it must increase sales of Authorized Goods to quality outlets in the U.S. to 20% of its U.S. sales of Authorized Goods within the next 3 years, and to reasonably maintain such level of sales thereafter during the Term.

            6. Special Market Sport Socks. Licensee agrees to cooperate reasonably with Wilson to develop sport sock products which are suitable and salable in the golf and tennis pro and specialty markets. Wilson acknowledges that Licensee's recent efforts in this area are reasonable efforts. Wilson agrees to use best efforts to use Licensee as its first-choice supplier of socks to the golf and tennis specialty market.

            7. Issues Related to Foreign Sales Reports. Currency Translations. In preparing and filing its sales reports, Licensee agrees to list sales separately for each country so that Wilson can properly allocate the royalties to the applicable Wilson market centers. All royalties shall be payable in US dollars. Foreign sales shall be converted into US dollars at the exchange rate in effect (from a mutually acceptable bank) on the last day of the quarter to which the report and payment pertain.

            8. Specific Disclaimer of Rights to the Wilson Sports Socks Name. Licensee has from time to time utilized a d/b/a name of Wilson Sports Socks. Licensee expressly disclaims any ownership of such name, and agrees to discontinue all use of such name upon Wilson's direction or upon termination of this agreement. Licensee agrees to secure similar disclaimers and agreements from Licensee's foreign distributors. The costs related to any steps which must be taken by Wilson to enforce the terms of this provision against Licensee or its foreign distributors shall be subject to indemnification by Licensee.

            9. Continuity of Operations under the Licensee. In addition to the provisions of the Standard Terms regarding a change in control of licensee, Wilson and Licensee specifically agree that Wilson shall have the right of approval of any proposed successor to the ownership of Licensee. Without limiting Wilson's rights of approval, it is agreed that Wilson shall be entitled to reject any proposed successor which markets a line of socks or sporting goods which is competitive with Wilson, or which maintains a material interest in any such competitor ---- whether as a manufacturer, distributor or retailer of sporting goods. Wilson has previously listed Mr. Kevin Angliss as a "key man." In addition, any approved successor must agree to maintain Wilson as a key sporting goods brand in its sock business, and a key brand overall in its business, and to create a seamless transition in the change in ownership respecting the Wilson sock business in the eyes and minds of the trade.

            10. Representation regarding Lack of any Default Upon Execution. Licensee represents that it has read the terms of the agreement, including the Standard Terms, and that there shall be no condition which exists upon execution which would constitute a violation of the agreement. Licensee agrees that, as of the date of execution, Wilson is in full compliance with all obligations owed to Licensee and its affiliated Sales and Marketing Hosiery corporation under the predecessor license dated October 12, 1987, as amended.

            11. Conditions of Effectiveness. This Agreement shall not become effective until: (a) it is executed by all parties; and (b) the agreement has been approved by the Wilson Board of Directors. Licensee acknowledges that Wilson has not, cannot, and does not make any representations as to whether or not the Wilson Board of Directors will approve this Agreement, as executed. If the Agreement is not approved, then neither party shall have any obligation to the other, except under the existing agreement described in the following sentence. Wilson shall have the unilateral right to terminate this Agreement if, as of December 31, 1997, Licensee is not in full compliance with its obligations under the agreement between Wilson and Sales and Marketing Hosiery Corporation dated October 12, 1987, as amended.

            12. Licensee's Status. Licensee represents that it is a duly incorporated organization in good standing in the state of its incorporation. The signatory for Licensee and Wilson each represent that he/she is authorized to bind Licensee and Wilson, respectively, to the terms of this Agreement. Licensee represents that it is capable of fully performing its obligations under this Agreement.

            13. Licensee's European Distributor. Wilson acknowledges that Licensee may distribute Authorized Goods in Europe (as defined) through its affiliate, Sport Socks Co. (Ireland) Ltd., Cahirciveen, Co. Kerry, Ireland, on the conditions that: (a) Licensee provides Wilson with a copy of the sub-license agreement with such affiliate and Wilson approves the same (not to be unreasonably withheld or delayed), (b) the royalty paid by Licensee on sales by the affiliate is based upon the sales prices by the affiliate to the trade (or the distributors approved by Wilson) and not upon the sales prices between Licensee and its affiliate (if any), and (c) Licensee agrees to provide access to affiliate's books and records as if such were Licensee's, as required by the Standard Terms of this license agreement.

U.    Signatures: This Agreement between Wilson Sporting Goods Co. and Licensee, consists of the following incorporated parts ---- this Supplement, Exhibit A, and the Standard Terms ---- and is executed this 29th day of April, 1997.


WILSON SPORTING GOODS CO.                 AUBURN HOSIERY MILLS INC.


By:    /s/ Chris Carradine [sic]          By:    /s/ James P. Manning
       ---------------------------               -------------------------------

Title: 05/28/97                           Title: Chief-Executive Officer
       ---------------------------               -------------------------------
                                                 and Chairman of the Board
                                                 -------------------------------

                                    Exhibit A

                           TRADEMARK LICENSE AGREEMENT
                                 STANDARD TERMS

      All capitalized terms not defined in these Trademark License Agreement Standard Terms are defined in the Supplement (and its Exhibit(s)), into which these terms are incorporated.

      1. Grant. Wilson hereby grants to Licensee a license to use the Trademarks, in the forms set forth in Exhibit A (as may be updated) for the manufacture, purchase for resale, and distribution of the Authorized Goods bearing the Trademarks in the Territory, subject to the terms and conditions of this Agreement. The licensee granted hereby shall be non-transferable, non-assignable and indivisible. The Supplement or the Exhibits shall specify whether, or the extent to which, this license is exclusive in the Territory.

      2. Territorial Restrictions on Grant. Licensee shall not utilize the Trademarks on goods other than the Authorized Goods. Licensee shall make no sales of Authorized Goods outside of the geographic (and, if applicable, the trade channel) limits of the Territory. Licensee shall not export, and shall use best efforts to restrict any authorized independent sales agents or distributors from exporting, Authorized Goods outside the Territory. All independent sales agents and distributors of Licensee must be approved by Wilson, which approval may be withheld in Wilson's discretion. Licensee shall not continue to sell Authorized Goods to accounts in the Territory which then distribute such goods outside of the Territory.

      3. Reservation of Rights not Granted. All rights in the Trademarks other than those specifically granted herein are reserved by Wilson for its own exclusive use and benefit, including but not limited to, the right to use the
Trademarks: (a) on all goods except the Authorized Goods and (b) on Authorized Goods, to the extent the license granted hereby is non-exclusive within the Territory, and to the extent sales of Authorized Goods are made by Wilson or a licensee or distributor outside the Territory.

      4. Term and Contract Years. The Term of this Agreement shall be as indicated in the Supplement. The Term may be terminated prior to its scheduled conclusion pursuant to the provisions of paragraph 9 of this Agreement. The Term may be extended through one or more Option Contract Years if: (a) the Supplement provides for any such Option Contract Years and (b) Licensee is in full compliance with all of the terms of this Agreement, including the terms of the option, at the time such option is exercised. Any such dates of conclusion of the Term shall hereafter be referred to as the "expiration of the Term." The use of the term "Contract Year" shall refer also to "Option Contract Years," if any are applicable. Unless otherwise indicated in the Supplement, Contract Year One shall be the first 12 months of the Term, and all subsequent Contract Years shall be the succeeding 12-month periods during the Term.

      5. Royalties.

            (a) Percentage Royalty. In consideration of and for the grant of the License, Licensee shall pay to Wilson the Percentage Royalty indicated in the Supplement on Net Sales of

Authorized Goods during the Term. Such royalties may be referred to in this Agreement as "Percentage Royalties."

            (b) Guaranteed Royalty. Licensee guarantees to Wilson that it will pay Wilson during the Term royalties in amounts not less than the Guaranteed Royalty indicated in the Supplement for each Contract Year.

            (c) "Net Sales" and "Sales," defined. "Net Sales" shall mean the aggregate invoice price of all Authorized Goods sold by Licensee, its agents, or distributors, bearing one or more of the Trademarks (including close-outs), less freight, sales taxes and returns actually credited. Authorized Goods which are distributed, but not sold, by Licensee for purposes other than the promotion of sales of Authorized Goods (e.g., as premiums or barters) shall be deemed for royalty purposes to have been sold at the normal dealer price of such goods. Authorized Goods shall be deemed "sold" when title transfers to a purchaser not directly or indirectly affiliated with Licensee in any way.

      6. Payments. Licensee shall pay royalties on a quarterly basis. The quarterly payment schedule is designed so that, at the end of each Quarter's payment, Licensee will have paid to Wilson the greater of: Licensee's year-to-date Percentage Royalties, or a sum equal to one-fourth of the Guaranteed Royalty multiplied by the number of Quarters which have elapsed in the Contract Year. The procedure shall be as follows: Within thirty (30) days following the end of each Quarter of a Contract Year, Licensee shall conduct an accounting, showing the Percentage Royalties payable for the Quarter and paid or payable year-to-date. Within the 30-day period, Licensee shall pay to Wilson the greater of:

            (a) the cumulative total of the Percentage Royalties payable year-to-date for the Contract Year, less any Percentage Royalties and Guaranteed Royalties paid for prior Quarters in the same Contract Year; or

            (b) one-fourth of the Guaranteed Royalty for the Contract Year, multiplied by the number of completed Quarters in the Contract Year, less any Percentage Royalties and Guaranteed Royalties paid for prior Quarters in the same Contract Year.

            As of the final payment for a Contract Year, Licensee shall have paid to Wilson the greater of the Percentage Royalties or the Guaranteed Royalty due for that Contract Year.

            All payments of Percentage Royalties or Guaranteed Royalties shall accompany the Reports which Licensee shall submit pursuant to Paragraph 7. Unless otherwise indicated in the Supplement, all late payments shall bear interest at the prime rate of the Chase Manhattan Bank of New York City as of the date of default, as published in the Wall Street Journal in its section which regularly contains this information.

      7. Reports and Records.

            (a) Quarterly Reporting. Licensee shall render Reports to Wilson for each Quarter throughout the Term and any additional period thereafter during which Authorized Goods are sold by Licensee. Unless otherwise indicated in the Supplement, "Quarter" shall be defined as the calendar quarters ending March 31, June 30, September 30 and December 31. Each Quarter's Report shall be delivered to Wilson no later than thirty (30) days after the end of the Quarter. A "Report" shall be defined to include the following information, and in a form reasonably satisfactory to Wilson:

                  (i) The total number of units of each type of Authorized Goods sold or distributed by Licensee during the Quarter;

                  (ii) The Net Sales of each type of Authorized Goods during the Quarter;

                  (iii) A computation of the royalties earned by Wilson for the Quarter;

                  (iv) The Net Sales of all Authorized Goods sold or distributed by Licensee during the Quarter, by the top twenty accounts;

                  (v) The dollar volume of Authorized Goods on order by customers at the end of the calendar year by the tope twenty account;

                  (vi) The quantity of defective Authorized Goods returned during the Quarter by stock number;

                  (vii) Such other information as may be reasonably requested by Wilson.

            (b) Annual Reporting. Licensee shall also render annual Reports to Wilson throughout the Term, no later than thirty (30) days following the end of each Contract Year, showing the dollar volume of Authorized Goods purchased by each customer of Licensee.

            (c) Audits. Licensee shall keep its books of account and business records in a manner to sufficiently establish inventory of the Authorized Goods, royalty computations, and Reports related to this Agreement. Licensee's books of account and business records, which in any way relate to the verification of the transactions covered by this Agreement, shall be open for audit or inspection by Wilson's authorized representatives at Wilson's expense during Licensee's regular business hours for a period of three years after receipt of the Report such information was drawn from. Upon request, Licensee shall also make available to Wilson's representatives can determine and verify the production inventory and factory commitments of the Authorized Goods. If Wilson should conduct such an audit for any Contract Year, and the Net Sales or Royalties computed shown by Licensee's statement for any such Contract Year should be found to be understated by more than six percent (6%) of the amount so stated, then Licensee shall pay to Wilson the cos of such audit, plus the amount of the understatement and applicable interest. Wilson will keep such audit information confidential.

            (d) Forecasting. Licensee shall reasonably and promptly comply with Wilson's requests for forecasts regarding Licensee's sales and royalties. Wilson may request that such forecasts be updated on a quarterly basis.

      8. QUALITY OF AUTHORIZED GOODS. Licensee shall be responsible for the quality of all Authorized Goods and shall guarantee that all Authorized Goods sold are free of defects and in conformity with the samples of Authorized Goods submitted to Wilson, except as provided in this Paragraph 8.

            If defective Authorized Goods are produced, they shall be dealt with as follows:

            (a) All Authorized Goods that are functionally defective shall not be sold, but will be destroyed.

            (b) Authorized Goods that are cosmetically defective but of an industry recognized second quality shall be treated as follows: (i) if the amount of seconds is less than 2% of the total annual production amount during the Contract Year, Licensee may sell such seconds in the Territory provided all Wilson identification is removed and the items cannot be identified as Wilson product; (ii) if the amount of seconds is 2% or greater of the total annual production amount during the Contract Year, then Licensee shall only dispose of such seconds over the 2% figure with Wilson's prior approval of the mutually agreed method of disposal.

      9. Termination.

            (a) Defaults. In the event either party defaults on its obligations provided herein, the non-defaulting party may give the other party written Notice (as defined in Paragraph 20(b)) specifying the default. If the defaulting party does not cure said default and notify the other party in writing of such cure within thirty (30) days after receipt of said Notice, the party giving Notice of default may terminate this Agreement; provided, however, that if the default relates to the non-payment of royalties, the cure period shall be ten
(10) days.

            (b) Insolvency. Either party may terminate this Agreement effective upon written Notice in the event of the other's insolvency, commission of an acto of bankruptcy, adjudication of bankruptcy or the filing of a petition for voluntary or involuntary bankruptcy of or by the other, or the other's making of an arrangement with or assignment for the benefit of creditors or the appointment of a receiver or trustee for the assets of the other. In the event that Wilson shall be prevented by law or otherwise from terminating this Agreement under this subparagraph, then this license, to the extent that it is exclusive in any respect, shall automatically convert to a non-exclusive license in all respects.

            (c) Change in Control; Loss of Principal. Wilson may terminate this Agreement in the event of a material change in the overall management or ownership of Licensee, whether by organizational changes, or by a sale by Licensee of all or substantially all of its stock or operating assets. Without in any way limiting the foregoing. Wilson may indicate in the Supplement the name of a particular person, whose ongoing and active role as a principal of Licensee is material to Wilson and was relied upon by Wilson in entering into this Agreement. The cessation of such "key-man's" ongoing and active role with Licensee shall create a right of termination for Wilson under this subparagraph. The decision of Wilson not to include the name of a particular person affiliated with Licensee in the Supplement shall not be deemed to be a waiver of Wilson's rights of termination under the first sentence of this subparagraph.

            (d) Minimum Sales Goals. Wilson may terminate this Agreement if Licensee fails to meet its annual minimum sales goal in any given Contract Year. For purposes of this

Agreement, the annual minimum sales goal is the Net Sales figure for a Contract Year necessary to generate the Guaranteed Royalty for that Contract Year when applying the Percentage Royalty rate set forth in the Supplement.

            (e) Required Notice. In order to terminate this Agreement, according to the events of termination of subparagraphs (b) through and including (d) of the paragraph 9, Wilson or Licensee, as applicable, must send written Notice (as defined in paragraph 20(b)) to the other, and the receipt of such Notice shall act as an immediate termination of the Agreement.

      10. Rights After Term.

            (a) Sell-Off Period. Following the expiration of the Term or earlier termination of this Agreement, and on the conditions that Licensee is (and remains) current in all payments due Wilson, and is (and remains) in compliance with the other material terms of this Agreement, Licensee may continue to sell, distribute, advertise and promote for nine months after the expiration of the Term, subject to all the terms and conditions of this Agreement, as if such terms and conditions are still in full force and effect, any finished goods or work-in-process inventories of Authorized Goods in existence at the date of expiration of the Term. Licensee shall continue to make Reports and pay Percentage Royalties for all Authorized Goods sold after the Term. The obligations of Licensee under paragraphs 3, 4, 5, 6, 8, 10, 11, 12, 14, 15, 16, 17, 18 and 19 shall survive the expiration of the Term, or earlier termination of this Agreement. "Material terms" which, if breached by Licensee, shall not entitle Licensee to any sell-off rights shall include but not be limited to: the obligation to timely pay all royalties, the obligation to comply with the indemnification provisions of paragraph 16, and the obligation to refrain from selling damaged or defective product under paragraph 8.

            (b) Sell-Off Period Initial Report. Within thirty (30) days after the expiration of the Term, Licensee will provide a Report in a form reasonably satisfactory to Wilson, containing the following information as of such termination or expiration date: (i) the quantity of Authorized Goods of each type in Licensee's finished goods and work-in-process inventories; (ii) the quantity of Authorized Goods on order from suppliers; and (iii) the quantity of Authorized Goods on order by customers.

            (c) Interim and Final Reports. Within thirty (30) days following the expiration of each 3-month period within the sell-off period provided in Paragraph 10(a), Licensee shall file Reports consistent with the terms of Paragraph 5. In addition, Licensee will make available for review by Wilson all invoices for sales of Authorized Goods during such period, along with reconciliation against the Report of finished goods and work-in-process inventories of Authorized Goods pursuant to 10(b)(i) above. Wilson will keep all such information confidential. Any inventory of Authorized Goods which exists at the expiration of such nine-month period shall be destroyed, unless otherwise agreed in writing by both parties.

      11. Use of Trademarks.

            (a) Guidelines. Wilson may provide materials and guidelines to Licensee as to all the artwork and reproductions of the Trademarks, and Licensee's display of the Trademarks on Authorized Goods. Licensee's uses of such artwork and reproductions shall absolutely conform with precision to the designs approved in advance by Wilson. All artwork or other materials furnished to Licensee by Wilson for this purpose shall remain the property of Wilson, and all artwork or other material delivered to Licensee shall be returned to Wilson upon Wilson's request. Licensee shall follow Wilson's instructions with regard to proper Trademark usage, including display of trademark registration symbols and notices. Licensee acknowledges that Wilson may impose color restrictions on the Trademarks. Wilson and Licensee agree at the outset that the Trademarks will be used in red, black and white solid colors. The Trademarks shall not be used in purple or green colors without Wilson's express written consent.

            (b) Approvals. Licensee recognizes that the manner in which Licensee uses the Trademarks licensed herein could have a significant effect on Wilson's image and customer goodwill and business reputation; therefore, Licensee shall, as a condition to the grant of the license, submit at Licensee's expense, for Wilson's prior written approval, in advance of any dissemination or use by
Licensee:

                  (i) All prototypes of the artwork which Licensee proposes to use on the Authorized Goods to be merchandised, including actual samples of the Trademarks as produced on the Authorized Goods.

                  (ii) All prototypes of all packaging, labels, advertising and promotional material or literature which Licensee intends to use in the merchandising, sale and distribution of the Authorized Goods.

            (c) Timing. Licensee warrants that prototype materials submitted hereunder will accurately represent the usage of the Trademarks by Licensee. Wilson will use its best efforts to notify Licensee, within fourteen (14) business days of receipt, of its approval or disapproval of prototype artwork, actual samples, packaging labels, advertising and promotional literature and materials. Such approval shall not be unreasonably withheld or delayed. If Wilson does not notify Licensee within said fourteen (14) business days of its approval of such artwork, actual samples, packaging labels, advertising and promotional literature and material submitted to Wilson pursuant to (b) above, Wilson will be deemed to have disapproved such items unless said request is resubmitted by Licensee in the form of a written Notice, in which event failure by Wilson to issue approval or disapproval within an additional seven (7) day period shall be considered approval unless Wilson notifies Licensee that Wilson requires a reasonable amount of additional time.

      12. Promotion and Sale.

            (a) Best Efforts and Focus. Wilson requires that Licensee attempt to market to all authorized channels, with a particular new focus on developing sales to sporting goods accounts. Licensee shall use its best efforts, and at its sole cost and expense, to advertise, promote and support its sale of Authorized Goods to all appropriate accounts within the Territory. Licensee's failure to adequately call on or service any particular account within the Territory shall give Wilson the right to notify licensee of Wilson's desire to have Licensee provide more effort and attention to such account to maximize sales opportunities. If Licensee does not reasonably act upon such a request, and sales opportunities are at risk which if pursued, would not unreasonably impair existing sales opportunities or relationships, then Wilson shall have the right to act upon the sales opportunity and fill orders with such account(s), and to withdraw such account from Licensee's Territory until

Licensee displays the commitment necessary to prevent the loss of future sales opportunities with such account. If Licensee fails to use its best efforts to promote, market or distribute any of the Authorized Goods within six months from commencement of this license, then such Authorized Goods shall be deemed stricken from this Agreement and Licensee shall thereafter have no rights, in perpetuity, to market such goods according to the terms of this Agreement. Licensee also agrees to maintain the Wilson line of licensed products as a major focus in its business.

            (b) Spending. Licensee hereby guarantees to spend a percentage, as specified in the Supplement (the "Advertising Percentage"), of Net Sales per Contract Year to advertise and promote the sale of Authorized Goods. Licensee shall provide Wilson with quarterly Reports at the same time as the Reports required in Paragraph 5 hereof, detailing the expenditure of these advertising funds and providing proof of performance including information such as the media used, the number of times published or broadcast and the geographic territory covered.

            (c) Sales Staff. Licensee shall maintain a sales staff adequate to promote and execute the sale of Authorized Goods.

            (d) Sales to Wilson. Wilson has the right to tie-in Authorized Goods with other Wilson products for advertising purposes, and Licensee hereby agrees to sell to Wilson a reasonable quantity of such Authorized Goods for such promotional purposes at cost. Such sales will not be included in the definition of Net Sales.

            (e) Sales Meeting Participation. This section shall apply only if so indicated in the Supplement. Wilson requires that Licensee participate in Wilson's major sales meetings, currently held 2 times per year. Licensee may elect, with Wilson's permission, to attend other sales meetings during the year. Licensee shall bear the costs of its own travel, room, board and other expenses, including its expenses of presentation at such meetings.

            (f) Trade Show Booth Space. This section shall apply only if so indicated in the Supplement. If Licensee desires to exhibit at any trade show at which the applicable Wilson division is exhibiting, Wilson requires that Licensee promote uniformity and cohesiveness by sharing booth space with Wilson. Upon such sharing, Licensee shall share a portion of Wilson's booth costs, on a pro rata basis according to the square footage shared. The allocation and approximate costs to Licensee shall be communicated by Wilson prior to the sharing arrangement.

            (g) Licensee's Evaluation of License. Licensee agrees and acknowledges that it has not been induced to enter into this Agreement by any statements made by Wilson, that Licensee has independently evaluated its business and its ability to utilize this license in its business and to achieve the goals set by Licensee for its business, and that Wilson is in no way responsible or liable to Licensee, except for Wilson's obligations as specifically set forth in this Agreement, for any failure of the Licensee to fully and properly exploit this license in accordance with Licensee's own expectations.

      13. Samples and Approvals. No Authorized Goods of any type, style, model or description shall be purchased for resale, sold or distributed prior to Wilson's approval of samples of each such type, style, model or description and the packaging and accompanying materials therefor. Samples shall be submitted far enough in advance of their intended use to that there is sufficient time for the samples to be revised in the event Wilson disapproves of such. Wilson will use its best efforts to notify Licensee within fourteen (14) business days of receipt of such of its approval or disapproval of samples. Such approval shall not be unreasonably withheld or delayed. If Wilson does not notify Licensee of its approval within said fourteen (14) days then such samples shall be considered disapproved, unless said request is resubmitted by Licensee in the form of a written Notice, in which event failure by Wilson to issue approval or disapproval within an additional seven (7) day period shall be considered approval unless Wilson notifies Licensee that Wilson requires a reasonable amount of additional time. Licensee shall, upon Wilson's reasonable request, submit samples of Authorized Goods, purchasing and accompanying materials from time to time for comparison with approved samples. Submission of samples shall be at the expense of Licensee. Samples shall be submitted in quantities requested by Wilson reasonable for evaluation by Wilson. Licensee shall also provide Wilson with a reasonable quantity of production line samples of Authorized Goods. All Authorized Goods shall conform to the approved samples thereof. Wilson's review and approval of samples shall not b in derogation of Wilson's right to indemnification pursuant to Paragraph 16.

      14. Business and Market Practices.

            (a) Proper Conduct. Licensee and Wilson each warrant to the other that their actions and practices and the conduct of their business pursuant to this Agreement shall not adversely affect the other's name, business reputation or relationships with their own customers, suppliers, or the public.

            (b) Coordination. Licensee and Wilson acknowledge the importance of coordinating their marketing and sales strategies, plans, policies and practices with each other so as not to negatively affect the image of the Wilson name and the goodwill associated therewith. Wilson and Licensee shall meet regularly , currently expected to be twice per year, to discuss and agree on plans and strategies for the promotion and sale of Authorized Goods under this Agreement.

            (c) Legality. Licensee shall at all times conduct its business with respect to the Authorized Goods in an ethical manner and in a manner free of misconduct and illegality.

      15. Protection of Trademarks.

            (a) Recognition. Licensee acknowledges that Wilson is the owner of the Trademarks and that all of Licensee's uses of the Trademarks under this Agreement shall inure to the benefit of Wilson. Licensee acknowledges that it is not acquiring any interests or rights in the Trademarks apart from the license set forth in this Agreement. Licensee will not contest or deny the validity of the Trademarks or the title of Wilson thereto, register or attempt to register the Trademarks or in any way assist others in so doing. Upon termination of this Agreement or expiration of the Term Licensee shall forthwith discontinue entirely all use of the Trademarks (subject to the provisions of paragraph 10 herein) and all rights granted according to the terms of this Agreement shall revert to Wilson.

            (b) Confusion. Licensee agrees not to use at any time during the Term of this Agreement any other work, trademark, brand name, trade name, symbol, design or the like which is similar to or possibly may be confused with the Trademarks licensed hereunder. Licensee will not take any action which will harm or prejudice the Trademarks or Wilson's rights therein in any way during the Term of this Agreement or any allowed period of use thereafter. Licensee will take care to identify itself in all transactions as a licensee of, and separate legal entity from, Wilson, as opposed to an integrated, divisional or consolidated part of Wilson's sporting goods business.

            (c) Corporate Use. Licensee shall not use the Trademarks in Licensee's name or in the name of any operating entity formed by Licensee, without the prior consent of Wilson.

            (d) Infringement and Indemnity. Licensee shall at Wilson's request and Wilson's expense assist Wilson in conforming or registering its rights in the Trademarks, including as enumerated in this Agreement, with any government or person and shall execute any required documents in this regard. Licensee will promptly advise Wilson of any potentially infringing uses by others. Licensee will promptly advise Wilson in writing of all claims and potential claims of which it has notice or knowledge and all suits threatened or brought against Licensee involving the Trademarks themselves. Wilson will indemnify and hold Licensee harmless (which indemnification shall also extent to Licensee's insurer(s)) from and against any and all losses, claims, damages, expenses, judgments, awards, petitions, demands or liabilities of any type, joint or several, to which Licensee may become subject directly or indirectly on account of a legal action related to Licensee's use of the Trademarks initially listed on Exhibit A in a way strictly conforming to this Agreement; provided, Licensee uses all efforts and corrective action to mitigate the exposure to Wilson. Wilson reserves the right to settle or compromise any and all such suits on Wilson's behalf and on behalf of Licensee, provided that Licensee shall not thereby be obligated to make any payment or be bound by any injunctive decree or order, without its prior written consent. This undertaking by Wilson shall survive the expiration of the Term or the termination thereof by either party. The party receiving notification of any event which may be indemnifiable according to the terms of this Paragraph 15(d) shall as soon as reasonably possible notify the other party upon receipt of Notice of any such claim. Decisions regarding action involving the protection and defense of the Trademarks shall be solely in the discretion of Wilson and Licensee may not take any such action without the express written consent of Wilson. At Wilson's request, Licensee shall cooperate with Wilson with respect to actions described in this Paragraph 15(d) which are defended by Wilson. The expenses of such cooperation (including reasonable attorney's fees to the extent Licensee reasonably requires independent counsel) shall be reimbursed to Licensee. If Wilson fails, after proper notice from Licensee, to investigate, defend, settle or compromise actions to which the indemnity in this Paragraph 15(d) relates, then Licensee may incur such expenses, including attorneys fees, as may be reasonably necessary or advisable for the investigation, defense, or payment of any claims, and such amounts shall be included as expenses, as such term is utilized in this Paragraph 15(d). Licensee shall have the right to set-off against any financial obligation of Licensee to Wilson, any amount due under this Paragraph 15(d) to Licensee.

            (e) Use of Sub-Brand Names. Licensee agrees that should Licensee desire to feature on the Authorized Goods additional trademarks, other than those listed in Exhibit A and other than Licensee's tradename, Licensee will notify Wilson of those trademarks. If Wilson agrees to the use of those trademarks on the Authorized Goods (which agreement may be withheld in Wilson's discretion) and if such trademarks are not already the property of Licensee (as evidenced by Licensee's prior use of such trademarks apart from the Authorized Goods), then Wilson shall have the right either to register those trademarks in Wilson's own name, or to permit Licensee to register those trademarks in Wilson's name.

            (f) Wilson's Rights. Wilson represents that it owns the sole rights to the Trademarks for sporting goods products sold by Wilson and has the full power to license the Trademarks in the United States to Licensee. To the best of Wilson's knowledge, such license will not infringe the rights of others.

            (g) Notification. On the Authorized Goods, packaging and on all promotional materials of any description, including, but not limited to, catalogues, brochures, and advertisements, containing the Trademarks, Licensee shall place the following notice (or such other suitable trademark notice as applicable):

    W(R) and WILSON(R) are registered Trademarks of Wilson Sporting Goods Co.

            (h) No Use in Public or Private Offerings. Licensee shall not refer to this license or Wilson's association with Licensee in any public or private offering, or other securities or financing documents, without Wilson's prior review. Wilson may require that no such references be printed or distributed.

      16. Indemnification and Insurance Coverage by Licensee. Licensee covenants and agrees to indemnify and hold Wilson harmless (which indemnification shall also extend to Wilson's insurer(s)), from and against any and all losses, claims, damages, expenses, judgments, awards, petitions, demands or liabilities of any type, joint or several, to which Wilson may become subject directly or indirectly on account of the purchase for resale, sale, distribution, advertising or promotion or similar activity related to the Authorized Goods, this Agreement, or activities related to any of the foregoing by Licensee or out of any other facts or actions except for the use of the Trademarks themselves in conformity with this Agreement. The party receiving notification of any event which may be indemnifiable according to the terms of this Section 16 shall so soon as reasonably possible notify the other party upon receipt of notice of any such claim, and Wilson and Licensee shall cooperate in the decision to engage reputable counsel with experience in the matter to be defended. Wilson shall have the right, if reasonably necessary or advisable, to separately defend any action relating to this Agreement in its own name and determine in good faith whether any claim or suit, on the basis of liability, expediency or otherwise, shall be paid, compromised, defended or appealed. Wilson may incur such costs, including attorneys fees, as it may be reasonably necessary or advisable for the investigation, defense, or payment of any claims, and such amounts shall be included as expenses, as such term is utilized in the first sentence of this Paragraph 16. Wilson shall cooperate with Licensee with respect to actions described in this Paragraph 16 which are defended solely by Licensee. The costs of Wilson's cooperation shall also be treated as expenses, as described in the second preceding sentence. Wilson shall have the right to set-off against any financial obligation of Wilson to Licensee, any amount due under this Paragraph 16 to Wilson.

            Licensee shall maintain Broad Form Comprehensive General Liability Insurance, including Products Liability and Contractual Liability for the Authorized Goods, naming Wilson as an additional insured in an amount not less than $5,000,000 (US) on a combined single limit basis for Bodily Injury and Property Damage Liability.

            Licensee shall maintain such coverage through the Term and during any additional period as indicated herein. The aforesaid insurance shall be from companies and in form reasonably satisfactory to Wilson. The insurance policy shall provide that it is not subject to cancellation or non-renewal without at least 30 days' prior written notice to Wilson. The policy shall be written on an "occurrence" and not a "claims made" basis, and shall be maintained for a period of at least two years following termination. Wilson shall have the right of subrogation against any insurance company or guarantor of Licensee with respect to obligations owed to Wilson pursuant to this Paragraph 16. Licensee shall, upon execution hereof, provide Wilson with a Certificate of Insurance evidencing this coverage, and Licensee and/or its representative will mail written notice of any material change and/or cancellation of coverage within seven (7) days of receipt of same, and will provide replacement coverage evidenced by a Certificate of Insurance within thirty (30) days of Licensee's receipt of Notice of insurance cancellation, non-renewal or material change of coverage. Licensee's obligations pursuant to this paragraph shall survive termination or expiration of this Agreement.

            In addition, in the event of any actual or seriously threatened litigation against or involving the Authorized Goods or Licensee's operations under this license, to which Wilson is made or is seriously threatened to be made a party, and which poses a realistic and material financial risk to Wilson that is covered by the foregoing indemnity but not covered (or fully covered) by Licensee's insurance, Wilson may at its reasonable discretion require Licensee to put reasonable funds in an escrow account designed to cover any potential liability of Wilson which is indemnified by Licensee. Licensee shall own all interest generated on such escrow funds. If Licensee does not comply with Wilson's request to have Licensee financially support its indemnity of Wilson, then Wilson shall have the right to notify Licensee that this Agreement shall terminate in 60 days unless, during the 60-day period, Licensee can satisfactorily resolve the issue or claim and eliminate Wilson's financial risk regarding the indemnified liability.

      17. Legal Duties of Licensee.

            (a) Regulatory Compliance and Non-Infringement. Licensee warrants to Wilson that (i) the Authorized Goods will be manufactured, purchased for resale, packaged, advertised, sold and distributed in compliance with all applicable legal requirements, standards, laws and ordinances in the Territory; and (ii) to the best of the Licensee's knowledge, the Authorized Goods will not infringe the patent or intellectual property rights of others, except for those rights granted to Licensee hereunder.

            (b) Quality. Licensee warrants to Wilson that all Authorized Goods not subject to the defective or damaged goods provisions set forth in Paragraph 8 will be of merchantable quality.

      18. Non-Transferability. The Licensee granted hereunder is personal and each party agrees and undertakes that it cannot and will not sublicense or assign, directly or indirectly, and of the rights herein granted, and Licensee agrees that it will not authorize any other person, firm or corporation to use the Trademarks without the express written consent of Wilson.

      19. Covenant Not to Compete. Unless otherwise specified in the Supplement, Licensee agrees that throughout the Term and within the Territory it will not manufacture, have manufactured, purchase for resale, sell or distribute goods which are the same as or substantially similar to the Authorized Goods and other sporting goods marketed by Wilson, whether under Licensee's own brand names or as a distributor for or licensee of a third party's brand name(s). Licensee, and its officers and directors shall not have an Agreement with, or own greater than a 5% interest in, directly or indirectly, during the Term of this Agreement, a company or entity which makes or sells sporting goods competitive with Wilson, or any major dealer in sporting goods products.

      20. Miscellaneous.

            (a) Non-Waiver. Failure of Wilson to complain of any act or omission on the party of Licensee, or failure of Licensee to complain of any act or omission on the part of Wilson, no matter how long the same may continue or how many times such shall occur, shall not be deemed to be a waiver of rights, or of any similar future act or omission under this Agreement.

            (b) Notices. All Notices, Reports, payments, prior approvals of artwork and samples and the like ("Notices") required by this Agreement, or voluntary requests, shall be sent by U.S. mail or other customary means, including telex, overnight courier, facsimile, or registered or certified mail. If Notice is by registered or certified mail then Notice shall be deemed received upon placement of such Notice with the governmental mail agency, postage prepaid. If Notice is by other than registered or certified mail, then Notice shall be deemed received upon confirmation to the sending party that such Notice has been received by the receiver of such Notice, or the receiver's actual receipt of the Notice. The addresses for Notices shall be the addresses of the parties as specified in the Supplement, unless an address is later changed in writing by the appropriate party. Copies of Notices shall be sent to the person indicated in the Supplement.

            (c) Relationship. This Agreement shall not continue or be considered as constituting a partnership, employer-employee relationship, joint venture, or agency between the parties hereto. Neither of the parties hereto nor any of their employees or agents shall have the power or authority to bind or obligate the other party, except as agrees to in this Agreement.

            (d) Governing Law. This Agreement shall be deemed to have been executed in the jurisdiction specified in the Supplement (the "Jurisdiction ") and governed, construed and the legal relations of the parties shall be determined in accordance with the laws of the Jurisdiction. The parties hereby agree, for purposes of judicial resolution of disputes concerning this Agreement, to submit the matter and themselves to the jurisdiction and courts of the Jurisdiction.

            (e) Severability, Entire Agreement and Headings. If any Term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such Term, or provision to any person or circumstance other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each Tem, covenant, condition or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law. This instrument contains the entire and only Agreement between the parties hereto relating to the subject matter hereof and no oral statements or representations or prior written material not herein contained shall have any force or effect. The headings to the paragraphs and subparagraphs hereof shall not be construed to contravene the language of such paragraphs.

            (f) Confidentiality. This Agreement and information related to its execution and consent shall be kept confidential by the parties to the Agreement.

            (g) No Franchise. This Agreement is a license of a trademark only, and is not a franchise. The parties intend and acknowledge that their relationship created by this Agreement or otherwise is not subject to the franchise laws of any state.

                         TRADEMARK SUBLICENSE AGREEMENT

      This Trademark Sublicense Agreement (the "Agreement") is entered into as of November 14, 1997 by Auburn Hosiery Mills, Inc., a company incorporated under the laws of Kentucky (hereinafter referred to alternatively as "Sublicensor" or "Auburn") and Sports Socks Co. (Ireland), Ltd., a company organized under the laws of Ireland (hereinafter referred to as "Sublicensee").

      WHEREAS, Sublicensor possesses certain rights by virtue of a Trademark License Agreement dated May 28, 1997 (the "Auburn/Wilson" Agreement) between Auburn and Wilson Sporting Goods Co. ("Wilson") for the use of certain Wilson trademarks (the "Trademarks") in connection with the sale and distribution of sports socks affixed or emblazoned with said Trademarks;

      WHEREAS, Sublicensee desires to acquire rights from Sublicensor for the use of the Trademarks in connection with the sale and distribution of sports socks affixed or emblazoned with said Trademarks (the "Authorized Goods") in the Territory or hereinafter defined;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. GRANT. Sublicensor hereby grants to Sublicensee a license to use the Trademarks, in the forms set forth in Exhibit A (as may be updated) for the manufacture, purchase for resale, and distribution of the "Authorized Goods" bearing the Trademarks in the Territory, subject to the terms and conditions of this Agreement. The Sublicense granted hereby shall be non-exclusive, non-transferable, non-assignable and indivisible.

2. TERRITORY. The Territory for this Agreement shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Trade Channels shall mean all, except the golf and tennis pro and specialty markets.

3. TERRITORIAL RESTRICTIONS ON GRANT. Sublicensee shall not utilize the Trademarks on goods other than the Authorized Goods. Sublicensee shall make no sales of Authorized Goods outside of the Territory. Sublicensee shall not export, and shall use best efforts to restrict any authorized independent sales agents or distributors from exporting, Authorized Goods outside the Territory. All independent sales agents and distributors of Sublicensee must be approved by Sublicensor, which approval may be withheld at Sublicensor's discretion. Sublicensee shall not continue to sell Authorized Goods to accounts in the Territory which then distribute such goods outside of the Territory.

4. RESERVATION OF RIGHTS NOT GRANTED. All rights in the Trademarks other than those specifically granted herein are reserved either by Wilson or by Sublicensor as the case may be for their own exclusive use and benefit.

5. TERM. The term of this Agreement shall be January 1, 1998 to December 31, 2002. The term may be terminated prior to December 31, 2002 pursuant to the provisions of paragraph 8 of this Agreement or upon termination of the Auburn/Wilson Agreement.

6. ROYALTIES. (a) Sublicensee shall pay royalties to Sublicensor in accordance with the royalty rates, terms and conditions of the Auburn/Wilson Agreement.

      (b) Sublicensee shall maintain a complete and accurate account of all sales of Authorized Goods bearing the Trademarks and shall provide such information to Sublicensor or Wilson, as the case may be, upon request so that Sublicensor can accurately calculate the royalties which Sublicensor is obligated to pay to Wilson in accordance with the Auburn/Wilson Agreement.

7. QUALITY OF AUTHORIZED GOODS. Sublicensee shall be responsible for the quality of all Authorized Goods and shall guarantee that all Authorized Goods sold are free of defects and in conformity with the samples of Authorized Goods submitted to Sublicensor and/or Wilson.

8. TERMINATION. (a) Defaults. In the event either party defaults on its obligations provided herein, the nondefaulting party and/or Wilson may give the other party written Notice (as defined in Paragraph 16[b]) specifying the default. If the defaulting party does not cure said default and notify Wilson or the other party in writing of such cure within thirty (30) days after receipt of said Notice the party giving Notice of default may terminate this Agreement.

      (b) Insolvency. Either party may terminate this Agreement effective upon written Notice in the event of the other's insolvency, commission of an act of bankruptcy, adjudication of bankruptcy or the filing of a petition for voluntary or involuntary bankruptcy of or by the other, or the other's making of an arrangement with or assignment for the benefit of creditors or the appointment of a receiver or trustee for the assets of the other.

      (c) Change in Control. Sublicensor may terminate this Agreement in the event of a material change in the overall management or ownership of Sublicensee, whether by organizational changes, or by a sale by Sublicensee of all or substantially all of its stock or operating assets.

      (d) Required Notice. In order to terminate this Agreement according to the events of termination of subparagraphs [b] or [c] of this paragraph 8, Sublicensor or Sublicensee, as applicable, must send written Notice (as defined in paragraph 16[b]) to the other, and the receipt of such Notice shall act as an immediate termination of the Agreement.

9. USE OF TRADEMARKS. (a) Guidelines. Sublicensor may provide materials and guidelines to Sublicensee as to all the artwork and reproductions of the Trademarks, and Sublicensee's display of the Trademarks on Authorized Goods. Sublicensee's uses of such artwork and reproductions shall absolutely conform with precision to the designs approved in advance by Wilson pursuant to the Auburn/Wilson Agreement. All artwork or other materials furnished to Sublicensee by Sublicensor for this purpose shall remain the property of Sublicensor and all artwork or other material delivered to Sublicensee shall be returned to Sublicensor upon Sublicensor's request. Sublicensee shall follow Sublicensor's instructions with regard to proper Trademark usage, including display of trademark registration symbols and notices. Sublicensee acknowledges that Sublicensor may impose color restrictions on the Trademarks. Sublicensee agrees at the outset that the Trademarks will be used in red, black and white solid colors. The Trademarks shall not be used in purple or green colors without Sublicensor's express written consent.

      (b) Approvals. Sublicensee recognizes that the manner in which Sublicensee uses the Trademarks licensed herein could have a significant effect on Wilson's and Sublicensor's image and customer goodwill and business reputation; therefore Sublicensee shall, as a condition to the grant of the Sublicense, submit at Sublicensee's expense; for Sublicensor's prior written approval, in advance of any dissection or use by Sublicensee:

            (i) All prototypes of the artwork which Sublicensee proposes to use on the Authorized Goods to be merchandised, including actual samples of the Trademarks as produced on the Authorized Goods.

            (ii) All prototypes of all packaging, labels, advertising and promotional material or literature which Sublicensee intends to use in the merchandising, sale and distribution of the Authorized Goods.

      (c) Timing. Sublicensee warrants that prototype materials submitted hereunder will accurately represent the usage of the Trademarks by Sublicensee. Sublicensor will use its best efforts to notify Sublicensee, within fourteen
(14) business days of receipt, of its approval or disapproval of prototype artwork, actual samples, packaging labels, advertising and promotional literature and materials. Such approval shall not be unreasonably withheld or delayed. If Sublicensor does not notify Sublicensee within said fourteen (14) business days of its approval of such artwork, actual samples, packaging labels, advertising and promotional literature and material submitted to Sublicensor pursuant to [b] above, Sublicensor will be deemed to have disapproved such items unless said request is resubmitted by Sublicensee in the form of a written Notice, in which event failure by Sublicensor to issue approval or disapproval within an additional seven (7) day period shall be considered approval unless Sublicensor notifies Sublicensee that Sublicensor requires a reasonable amount of additional time.

10. SAMPLES AND APPROVALS. No Authorized Goods of any type, style, model or description shall be purchased for resale, sold or distributed prior to Sublicensor's approval of samples of each such type, style, model or description and the packaging and accompanying materials therefor. Samples shall be submitted far enough in advance of their intended use so that there is sufficient time for the samples to be revised in the event Sublicensor disapproves of such. Sublicensor will use its best efforts to notify Sublicensee within fourteen (14) business days of receipt of such of its approval or disapproval of samples. Such approval shall not be unreasonably withheld or delayed. If Sublicensor does not notify Sublicensee of its approval within said fourteen (14) days then such samples shall be considered disapproved, unless said request is resubmitted by Sublicensee in the form of a written Notice, in which event failure by Sublicensor to issue approval or disapproval within an additional seven (7) day period shall be considered approval unless Sublicensor notifies Sublicensee that Sublicensor requires a reasonable amount of additional time. Sublicensee shall, upon Sublicensor's reasonable request, submit samples of Authorized Goods, purchasing and accompanying materials from time to time for comparison with approved samples. Submission of samples shall be at the expense of Sublicensee. Samples shall be submitted in quantities requested by Sublicensor reasonable for evaluation by Sublicensor. Sublicensee shall also provide Sublicensor with a reasonable quantity of production line samples of Authorized Goods. All Authorized Goods shall conform to the approved samples thereof. Sublicensor's review and approval of samples shall not be in derogation of Sublicensor's right to indemnification pursuant to Paragraph 12.

11. BUSINESS AND MARKET PRACTICES. (a) Proper Conduct. Sublicensee and Sublicensor each warrant to the other that their actions and practices and the conduct of their business pursuant to this Agreement shall not adversely affect the other parties or Wilson's name, business reputation or relationships with their own customers, suppliers, or the public.

      (b) Coordination. Sublicensee and Sublicensor acknowledge the importance of coordinating their marketing and sales strategies, plans, policies and practices with each other so as not to negatively affect the image of the Wilson Trademarks and the goodwill associated therewith. Sublicensor and Sublicensee shall meet regularly, currently expected to be twice per year, to discuss and agree on plans and strategies for the promotion and sale of Authorized Goods under this Agreement.

      (c) Legality. Sublicensee shall at all times conduct its business with respect to the Authorized Goods in an ethical manner and in a manner free of misconduct and illegality.

12. PROTECTION OF TRADEMARKS. (a) Recognition. Sublicensee acknowledges that Wilson is the owner of the Trademarks and that all of Sublicensee's uses of the Trademarks under this Agreement shall inure to the benefit of Wilson. Sublicensee acknowledges that it is not acquiring any interests or rights in the Trademarks apart from the Sublicense set forth in this Agreement. Sublicensee will not contest or deny the validity of the Trademarks or the title of Wilson thereto, register or attempt to register the Trademarks or in any way assist others in so doing. Upon termination of this Agreement or expiration of the Term Sublicensee shall forthwith discontinue entirely all use of the Trademarks and all rights granted according to the terms of this Agreement shall revert to Sublicensor.

      (b) Confusion. Sublicensee agrees not to use at any time during the Term of this Agreement any other word, trademark, brand name, trade name, symbol, design or the like which is similar to or possibly may be confused with the Trademarks sublicensed hereunder. Sublicensee will not take any action which will harm or prejudice the Trademarks or Wilson's or Sublicensor's rights therein in any way during the Term of this Agreement or any allowed period of use thereafter. Sublicensee will take care to identify itself in all transactions as a Sublicensee of, and separate legal entity from, Sublicensor and Wilson, as opposed to an integrated, divisional or consolidated part of either Wilson's or Sublicensor's sporting goods business.

      (c) Corporate Use. Sublicensee shall not use the Trademarks in Sublicensee's name or in the name of any operating entity formed by Sublicensee without the prior consent of Sublicensor and Wilson.

      (d) Infringement and Indemnity. Sublicensee shall at Sublicensor's request and Sublicensor's expense assist Sublicensor or Wilson in confirming or registering Wilson's rights in the Trademarks, including as enumerated in this Agreement, with any government or person and shall execute any required documents in this regard. Sublicensee will promptly advise Sublicensor of any potentially infringing uses by others. Sublicensee will promptly advise Sublicensor and Wilson in writing of all claims and potential claims of which it has notice or knowledge and all suits threatened or brought against Sublicensee involving the Trademarks themselves. Sublicensor will indemnify and hold Sublicensee harmless (which indemnification shall also extend to Sublicensee's insurer(s)) from and against any and all losses, claims, damages, expenses, judgments, awards, petitions, demands or liabilities of any type, joint or several, to which Sublicensee may become subject directly or indirectly on account of a legal action related to Sublicensee's use of the Trademarks initially listed on Exhibit A in a way strictly conforming to this Agreement; provided, Sublicensee uses all efforts and corrective action to mitigate the exposure to Sublicensor and Wilson. This undertaking by Sublicensor shall survive the expiration of the Term or the termination thereof by either party. The party receiving notification of any event which may be indemnifiable according to the terms of this Paragraph 12[d] shall as soon as reasonably possible notify the other party upon receipt of Notice of any such claim. Decisions regarding action involving the protection and defense of the Trademarks shall be solely in the discretion of Wilson and/or Sublicensor and Sublicensee may not take any such action without the express written consent of Wilson and/or Sublicensor. At Sublicensor's request, Sublicensee shall cooperate with Sublicensor and Wilson with respect to actions described in this Paragraph 12[d] which are defended by Sublicensor or Wilson. The expenses of such cooperation (including reasonable attorney's fees to the extent Sublicensee reasonably requires independent counsel) shall be reimbursed to Sublicensee by Sublicensor. If Sublicensor fails, after proper notice from Sublicensee to investigate, defend, settle or compromise actions to which the indemnity in this Paragraph 12[d] relates, then Sublicensee may incur such expenses, including attorneys fees, as may be reasonably necessary or advisable for the investigation, defense, or payment of any claims, and such amounts shall be included as expenses, as such term is utilized in this Paragraph 12[d].

      (e) Use of Sub-Brand Names. Sublicensee agrees that should Sublicensee desire to feature on the Authorized Goods additional trademarks, other than those listed in Exhibit A and other than Sublicensee's tradename, Sublicensee will notify Sublicensor and Wilson of those trademarks. If Sublicensor and Wilson agree to the use of those trademarks on the Authorized Goods (which agreement may be withheld in either Wilson's or Sublicensor's discretion) and if such trademarks are not already the property of Sublicensee (as evidenced by Sublicensee's prior use of such trademarks apart from the Authorized Goods), then Wilson shall have the right either to register those trademarks in Wilson's own name, or to permit Sublicensee to register those trademarks in Wilson's name.

      (f) Sublicensor's Right. Sublicensor represents that it has rights to the Trademarks for use in connection with the sale of Authorized Goods and has, with Wilson's consent, the power to sublicense the Trademarks in the Territory to Sublicensee. To the best of Sublicensor's knowledge, such sublicense will not infringe the rights of others.

      (g) Notification. On the Authorized Goods packaging and on all promotional materials of any description, including but not limited to, catalogues, brochures, and advertisements, containing the Trademarks, Sublicensee shall place the following notice (or such other suitable trademark notice as applicable):

   W(TM) and WILSON(TM) are registered Trademarks of Wilson Sporting Goods Co.

13. LEGAL DUTIES OF LICENSEE. (a) Quality. Sublicensee warrants to Sublicensor that all Authorized Goods sold pursuant to this Agreement will be of merchantable quality and shall conform to the quality requirements established by Wilson in the Auburn/Wilson Agreement.

14. NON-TRANSFERABILITY. The Sublicense granted hereunder is personal and each party agrees and undertakes that it cannot and will not further sublicense or assign, directly or indirectly, any of the rights herein granted, and Sublicensee agrees that it will not authorize any other person, firm or corporation to use the Trademarks without the express written consent of Sublicensor.

15. MISCELLANEOUS. (a) Non-Waiver. Failure of Sublicensor to complain of any act or omission on the part of Sublicensee, or failure of Sublicensee to complain of any act or omission on the part of Sublicensor, no matter how long the same may continue or how many times such shall occur, shall not be deemed to be a waiver of rights, or of any similar future act or omission under this Agreement.

      (b) Notices. All Notices and prior approvals of artwork and samples and the like ("Notices") required by this Agreement, or voluntary requests, shall be sent by U.S. mail or other customary means, including telex, overnight courier, facsimile, or registered or certified mail. If Notice is by registered or certified mail then Notice shall be deemed received upon placement of such Notice with the governmental mail agency, postage prepaid. If Notice is by other than registered or certified mail, then Notice shall be deemed received upon confirmation to the sending party that such Notice has been received by the receiver of such Notice, or the receiver's actual receipt of the Notice. The addresses for Notices shall be:

             (i) If to Wilson Sporting Goods Co.:

                           Wilson Sporting Goods Co.
                           8700 W. Bryn Mawr Avenue
                           Chicago, Illinois  60631
                           Attention:  Team Sports
                           Phone:  (773) 714-6868
                           Fax:    (773) 714-4590

             (ii) If to Auburn Hosiery Mills, Inc.:

                           Auburn Hosiery Mills, Inc.
                           P. O. Box 95
                           Auburn, Kentucky  42206
                           Phone:  (212) 532-0404
                           Fax:    (212) 689-3874

             (iii) If to Sports Socks Co. (Ireland) Ltd.:

                           Sports Socks Co. (Ireland) Ltd.
                           IDA Industrial Estate
                           County Kerry
                           Cahirciveen, Ireland
                           Phone:  011-353-667-2676
                           Fax:    011-353-667-2679

      (c) Relationship. This Agreement shall not constitute or be considered as constituting a partnership, employer-employee relationship, joint venture, or agency between the parties hereto. Neither of the parties hereto nor any of their employees or agents shall have the power or authority to bind or obligate the other party, except as agreed to in this Agreement.

      (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York. The parties hereby agree, for purposes of judicial resolution of disputes concerning this Agreement, to submit the matter and themselves to the jurisdiction and courts of the State of New York or to the Federal District Court for the Southern District of New York.

      (e) Severability, Entire Agreement and Headings. If any Term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such Term or provision to any person or circumstance other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each Term, covenant, condition or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law. This instrument contains the entire and only Agreement between the parties hereto relating to the subject matter hereof and no oral statements or representations or prior written material not herein contained shall have any force or effect. The headings to the paragraphs and subparagraphs hereof shall not be construed to contravene the language of such paragraphs.

      (f) Confidentiality. This Agreement and information related to its execution and content shall be kept confidential by the parties to the Agreement.

      (g) No Franchise. This Agreement is a Sublicense of a trademark only, and is not a franchise. The parties intend and acknowledge that their relationship created by this Agreement or otherwise is not subject to the franchise laws of any state.

      (h) Third-Party Beneficiary. Sublicensee acknowledges that, as the Trademark owner, Wilson is a third-party beneficiary of this Sublicense Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


                                     AUBURN HOSIERY MILLS, INC.


                                     By:  /s/ Kew K. Glenn [sic]
                                          --------------------------------------


                                     SPORTS SOCKS CO. (IRELAND) LTD.


                                     By:  /s/ James P. Manning
                                          --------------------------------------

                           AUBURN HOSIERY MILLS, INC.

                                December 5, 1997


Mr. Wally Craig
Wilson Sporting Goods Co.
8700 Bryn Mawr Avenue
Chicago, IL 60631

Dear Wally:

            As you are aware, Sales and Marketing Hosiery Corp. ("Sales and Marketing") is affiliated with Auburn Hosiery Mills, Inc. ("Auburn") through mutual ownership. Sales and Marketing is currently licensed through December 31, 1997 to use certain trademarks owned by Wilson Sporting Goods Co. ("Wilson") in connection with the sale and distribution of hosiery by virtue of a Trademark License Agreement between Sales and Marketing and Wilson dated October 12, 1987, as amended May 11, 1988 and June 28, 1989 (the "Sales and Marketing Licenses"). Wilson also entered into a license agreement with Auburn on May 28, 1997 and effective January 1, 1998 (the "Auburn License") and Auburn has entered into a sub-license agreement with Sport Socks Company (Ireland) Ltd. ("Sport Socks (Ireland)") dated November 14, 1997, and effective January 1, 1998. The foregoing are collectively referred to hereafter as the Licenses.

            As the principal owner of Sales and Marketing as well as both Auburn and Sport Socks (Ireland), I am currently planning to enter into agreements with GCIH, Inc./Gerber Childrenswear, Inc. ("GCIH") for the sale of all the shares of outstanding capital stock of Auburn and Sport Socks (Ireland). In order to enable a smooth transaction under the Licenses, it is requested that Wilson:

            (a) consent to the assignment of the Sales and Marketing Licenses to Auburn pursuant to the Assignment of Trademark License between Sales and Marketing and Auburn dated October 1, 1997 (attached hereto as Exhibit 1);

            (b) consent to the sublicense of the Sales and Marketing Licenses to Sport Socks (Ireland) pursuant to a Sublicense Agreement between Auburn and Sport Socks (Ireland) dated October 1, 1997 (attached hereto as
      Exhibit 2) and also the similar agreement entered into as of February 1, 1990 (attached hereto as Exhibit 3). It is acknowledged that the terms of
      Exhibit 2 supersede those of Exhibit 3;

            (c) consent to the sublicense of the Auburn License to Sport Socks (Ireland) pursuant to a Sublicense Agreement between Auburn and Sport Socks (Ireland) dated November 14, 1997 and to be effective as of January 1, 1998 (attached hereto as Exhibit 4); and

Mr. Wally Craig
December 5, 1997
Page 2


            (d) consent to the change in ownership of Auburn and Sport Socks (Ireland) to GCIH, Inc. upon the condition that GCIH, Inc. agrees to accept all obligations, terms and conditions of the Licenses, including the following amendments to the Auburn License, to become operative on the date of the change of ownership to GCIH and not otherwise, as follows:

                  1. GCIH shall become the owners of "Licenses" under the
            Licenses and for purposes of this Item 1, Auburn shall refer to the current business of auburn Hosiery Mills, Inc., as purchased by GCIH. Auburn shall remain exclusively focused on the sock business (as currently is the case); i.e., there will be no consolidation of the following functions or commingling of product lines with GCIH so that Auburn can maintain its focus on socks:

                        o     Top Management Team
                        o     Sales Forces/Distributors/Agents
                        o     Customer Service
                        o     Manufacturing

                  2. The provisions of paragraph K of the Supplement to
            Trademark License Agreement Standard Terms entered into by Wilson and Auburn on May 28, 1997 shall be amended to be, as follows:

            K-1.  Guaranteed Royalty:

                  Subject to the provisions of sub-paragraph K-2, the Guaranteed Royalty shall be for a Contract Year:

                                          Guaranteed Royalty
                                          ------------------
                  Contract Year 1998         $2,000,000
                  Contract Year 1999         $2,000,000
                  Contract Year 2000         $2,000,000
                  Contract Year 2001         $2,000,000
                  Contract Year 2002         $2,000,000

Mr. Wally Craig
December 5, 1997
Page 3


                  Expansion Years (if applicable)

                                          Guaranteed Royalty
                                          ------------------
                  Contract Year 2003         $2,300,000
                  Contract Year 2004         $2,300,000
                  Contract Year 2005         $2,300,000
                  Contract Year 2006         $2,300,000
                  Contract Year 2007         $2,300,000


                  K-2   Special Conditions:

                        (a) The Guaranteed Royalty for Contract Year 1998 and Contract Year 1999 shall be as specified above. The Guaranteed Royalties for the Contract Years 2000 through 2002, and, if applicable, Contract Years 2003 through 2007, shall be subject to renegotiation to good faith between Licensor and Licensee under the following conditions: (1) Licensee's actual sales of Authorized Goods for a Contract Year will not generate the minimum Guaranteed Royalty due for a Contract Year will not generate the minimum Guaranteed Royalty due for such Contract Year; (2) Licensee notifies Wilson of such fact no later than October 1 of that Contract Year; (3) Licensee pays the minimum Guaranteed Royalty for that Contract Year; and (4) then, good faith negotiations shall commence regarding: (i) the causes of such occurrence, (ii) the likely reoccurrence of such causes, and (iii) the amount of Guaranteed Royalty payments to be made in future Contract Years. Such negotiations in good faith shall take place between Licensor and Licensee within ninety days of notification of such occurrence to Licensor and any reduction in Guaranteed Royalties shall become effective for the Contract Years following the then current Contract Year during which such occurrences shall take place, provided, however, that in no event will the minimum Guaranteed Royalty for any subsequent Contract Year be less than the amount originally specified for any Contract Year in paragraph K of the Supplement to Trademark License Agreement Standard Terms of the Auburn License and nothing herein shall create an obligation on Wilson to accept such originally specified minimum Guaranteed Royalty amounts.

                        (b) During each Calendar Quarter of Contract Year 1998 and Contract Year 1999, Licensee shall pay to Licensor the greater of the year-to-date cumulative royalties due on the sales of Authorized Goods

Mr. Wally Craig
December 5, 1997
Page 4


                              through Calendar Quarter or the cumulative amount of $375,000 for each of the first three Calendar Quarters. (For example: if the amount of Earned royalties paid in the first Calendar Quarter was $500,000, the minimum amount to be paid for the second Calendar Quarter would be $250,000 so that the cumulative amount to be paid to Wilson would be $750,000. The balance remaining of the Guaranteed Royalty due for such Contract Year shall be paid at the end of the fourth Calendar Quarter of such Contract Year.

                        (c) If the royalty payments are modified pursuant to paragraph K-2(a), the minimum quarterly payments shall be the cumulative amount of $375,000 or one-quarter cumulatively of the re-negotiated annual minimum Guaranteed Royalty, whichever is less.

            It is understood and agreed that the non-transferability clauses of the license shall remain operative after the change of current ownership of Auburn and Sport Socks (Ireland) to GCIH as Licensee.

            Nothing in the foregoing comments shall modify or restrict the terms of the Auburn License. Only the amendments listed herein to the Auburn License are effective to change the terms of such License.

            The provisions of Part T.1. of the Supplement to Trademark License Agreement Standard Terms shall be subject to the foregoing amendments to the Auburn License as listed herein, and shall be deemed to have been modified accordingly by the foregoing amendments as listed herein. Paragraph 9(d) of the Standard Terms of the Auburn License shall be effective. All other terms of the Auburn License, other than as modified herein, shall remain in full force and effect.

            This letter agreement supersedes my memorandum of November 20, 1997 and constitutes the entire understanding and agreements relating to amendments to the Auburn License and the consents set forth herein.

                                    * * * * *

Mr. Wally Craig
December 5, 1997
Page 5


            If Wilson agrees to the above, kindly so acknowledge by signing where indicated below, and returning the duplicate of this letter agreement to us. We greatly appreciate your continuing courtesy and cooperation.

                                  Very truly yours,

                                  SALES AND MARKETING HOSIERY CORP.,
                                      AUBURN HOSIERY MILLS, INC. and SPORT
                                      SOCKS COMPANY (IRELAND) LTD.


                                  By:  /s/ James P. Manning
                                       -----------------------------------------
                                           James P. Manning

Dated:  December 8, 1997

Acknowledged and Agreed:

WILSON SPORTING GOODS CO.


By:
    ----------------------------


Dated:  December 8, 1997

GCIH hereby acknowledges and agrees to the foregoing and guarantees the payment obligations of the Auburn License (as amended) but not the performance obligations under the Auburn
License (as amended).

GCIH, Inc.


By:
    ----------------------------